Exhibit 99.1

SELECTED FINANCIAL DATA

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2004 and the unaudited condensed consolidated financial statements as of and for the year-to-date periods ended September 9, 2005 and September 10, 2004. The historical information contained in the following table for our 2001 through 2004 operations primarily represents gross hotel-level revenues and expenses of our properties. During 2000, we owned the hotels but leased them to third-party lessees and, accordingly, during these periods our historical revenues primarily represent rental income generated by our leases. For further information, please see Exhibit 99.2 “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Results of Operations.”

	Year-to-date		Fiscal year
	September 9, 2005	September 10, 2004	2004	2003	2002	2001	2000
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$2,647	$2,452	$3,629	$3,278	$3,333	$3,362	$1,305
Income (loss) from continuing operations	79	(89)	(65)	(238)	(71)	7	103
Income from discontinued operations (1)	13	28	65	252	55	44	53
Net income (loss)	92	(61)	—	14	(16)	51	156
Net income (loss) available to common stockholders	67	(93)	(41)	(21)	(51)	19	141
Basic earnings (loss) per common share:
Income (loss) from continuing operations	.15	(.36)	(.31)	(.97)	(.40)	(.10)	.40
Income from discontinued operations	.04	.08	.19	.90	.21	.18	.24
Net income (loss)	.19	(.28)	(.12)	(.07)	(.19)	.08	.64
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	.15	(.36)	(.31)	(.97)	(.40)	(.10)	.39
Income from discontinued operations	.04	.08	.19	.90	.21	.18	.24
Net income (loss)	.19	(.28)	(.12)	(.07)	(.19)	.08	.63
Cash dividends declared per common share	.29	—	.05	—	—	.78	.91
Balance Sheet Data:
Total assets	$8,248	$8,384	$8,421	$8,592	$8,316	$8,338	$8,396
Debt (2)	5,501	5,564	5,523	5,486	5,638	5,602	5,322
Convertible Preferred Securities (2)	—	—	—	475	475	475	475
Preferred stock	241	337	337	339	339	339	196

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions. Results in 2003 include the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel of approximately $212 million.

(2)	We adopted Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) in 2003. Under FIN 46, our limited purpose trust subsidiary that was formed to issue trust-preferred securities (the “Convertible Preferred Securities”) was accounted for on a consolidated basis as of December 31, 2003 since we were the primary beneficiary under FIN 46.

In December 2003, the FASB issued a revision to FIN 46, which we refer to as FIN 46R. Under FIN 46R, we are not the primary beneficiary and we are required to deconsolidate the accounts of the Convertible Preferred Securities Trust (the “Trust”). We adopted the provisions of FIN 46R on January 1, 2004. As a result, we recorded the $492 million in debentures (the “Convertible Subordinated Debentures”) issued by the Trust and eliminated the $475 million of Convertible Preferred Securities that were previously classified in the mezzanine section of our consolidated balance sheet prior to January 1, 2004. The difference of $17 million is our investment in the Trust, which is included in “Investments in affiliates” on our consolidated balance sheet. The related dividend payment of approximately $32 million for 2004 is required to be classified as interest expense effective January 1, 2004. We adopted FIN 46R prospectively and, therefore, did not restate prior periods. The adoption of FIN 46R had no effect on our net loss, loss per diluted share or the financial covenants under our senior notes indentures.